Exhibit 10.26

TRANSITION/TERMINATION AGREEMENT

BY AND BETWEEN

FRESENIUS BIOTECH GmbH

AND

NABI BIOPHARMACEUTICALS

October 19, 2007

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7. INDEMNIFICATION AND INSURANCE		16

7.1	Indemnification by FRESENIUS	16

7.2	Indemnification by NABI	17

7.3	Third Party Claims	17

7.4	Procedure for Other Claims	18

7.5	Product Liability Insurance	19

7.6	Special, Indirect or Like Damages	19

7.7	Specific Performance	19

8. MISCELLANEOUS		20

8.1	Jurisdiction and Dispute Resolution	20

8.2	Force Majeure	20

8.3	Relationship of the Parties	21

8.4	Assignment	21

8.5	Binding Effect	22

8.6	Entire Agreement	22

8.7	Compliance with Laws	22

8.8	Notices	23

8.9	Severability	23

8.10	Waiver of Modification of Agreement	24

8.11	Headings	24

8.12	Counterparts	24

8.13	Further Assurances	24

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TRANSITION/TERMINATION AGREEMENT

BY AND BETWEEN

FRESENIUS BIOTECH GmbH

AND

NABI BIOPHARMACEUTICALS

This TRANSITION/TERMINATION AGREEMENT (the “Agreement”) dated the 19th day of October 2007 with respect to the AGREEMENT TO DEVELOP, SUPPLY AND MARKET ATG – FRESENIUS NORTH AMERICA dated as of the 30th day of March, 2006 (the “March 30 Agreement”), is entered into by and between FRESENIUS BIOTECH GmbH, a company organized under the laws of the Federal Republic of Germany having a principal place of business at Am Haag 6-7, 82166 Graefelfing, Germany, hereinafter referred to as “FRESENIUS” and NABI BIOPHARMACEUTICALS, a corporation organized under the laws of Delaware having a principal place of business at 5800 Park of Commerce Blvd. N.W., Boca Raton, Florida 33487 USA, hereinafter referred to as “NABI”.

RECITALS

WHEREAS, it is agreed by the parties that it is in their mutual best interest to enter into in this Agreement,

NOW THEREFORE, in consideration of the mutual covenants set forth below, the parties agree as follows:

AGREEMENT

1.	DEFINITIONS/INTERPRETATION

1.1	Definitions

In addition to definitions set forth throughout this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

A. “Affiliate(s)” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, is in Control of, is Controlled by, or is under common Control with, such specified Person. For purposes of this definition, “control” (including with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

B. “Assigned Contracts” means the agreements identified in Section 3.2D(i), (ii) and (iii).

C. “ATG” and “ATG Global” means an immunosuppressive polyclonal antibody sometimes referred to as EZ 2053.

D. “Business Day” means each day which is a normal day of business in Bad Homburg, Germany and Boca Raton, Florida or the next business day if such day falls on a legal holiday in either such city.

E. “Competitive Product” means a polyclonal antibody other than the Licensed Product which is sold commercially: (a) in the case of solid organ transplants: (i) for induction therapy (prophylaxis of organ rejection), or (ii) to treat transplant rejection, excluding in either case immunosuppressant drugs which are used in maintenance therapy; and (b) in the case of stem cell transplants, to prevent and treat graft versus host diseases. For purposes of this definition: (x) a polyclonal antibody which is approved for and marketed generally as a substitute for, or which is openly marketed as a product which can be used as a substitute for, the Licensed Product shall be a Competitive Product; and (y) a polyclonal antibody (other than a product described in the preceding clause) which is used only in co-therapy (and is not otherwise approved or marketed as a substitute for the Licensed Product) shall not be deemed to be a Competitive Product.

F. “Confidential Information” means any information of either party or of any of their Affiliates which is not generally known, the continued secrecy of which information provides the possessor of this information with some economic advantage, and which the possessor of this information has taken reasonable steps under the circumstances to keep secret.

G. “Data” is defined in Section 3.2A.

H. “Damages” is defined in Section 7.1.

I. “Effective Date” means the date of this Agreement.

J. “End Date” means midnight on October 19, 2007.

K. “FRESENIUS ATG Trademarks” means the Trademark “Fresenius.”

L. “GCP” means the current good clinical practices regulations of the US FDA.

M. “Improvements” means any modification or change to ATG, whether or not any such modification or change is patentable, including: (i) any composition which includes ATG; (ii) any substitute for ATG that is based on or utilizes ATG; and (iii) any process for making or using ATG, or any composition which includes, or is a substitute for, ATG as described above.

N. “IND” means an Investigational New Drug application filed with the US FDA.

O. “Intellectual Property Rights” means a party’s (i) patents and patent applications that claim a composition including, or a method of using, Licensed Product; (ii) Know-How and trade secrets concerning the manufacture, processing, marketing, distribution, or pricing of Licensed Product; (iii) FRESENIUS ATG Trademarks used in conjunction with Licensed Product; (iv) copyrights in works used in conjunction with the manufacturing, processing, marketing, distribution or pricing of Licensed Product; (v) rights to use and rely upon any clinical data concerning Licensed Product; and (vi) the right to reference any filing with a governmental regulatory authority for approval to market Licensed Product.

P. “Know-How” means all know-how relating to the Licensed Product including clinical data, manufacturing data, and test and measurement data, but only to the extent that such know-how and any data included therein is used or useful in, or necessary for, marketing of ATG or is necessary for a party to comply with its obligations under this Agreement.

Q. “Licensed Product” means ATG and all Improvements thereto that are either owned or controlled by FRESENIUS at any time during the term of this Agreement.

R. “NABI Trademarks” means the registered trademarks of NABI used in connection with the marketing, promotion, distribution and sale of Licensed Products in the Territory.

S. “NABI’s Scheduled Obligations” means NABI’s obligations set forth on Schedule 4 of this Agreement.

T. “Out-of-Pocket Costs” means all reasonable expenses paid or payable by NABI to third parties.

U. “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

V. “Released Claims” means all claims, debts, suits, actions, cause of actions, controversies, demands, rights, damages, losses, expenses, costs, attorneys’ fees, compensation, liabilities, obligations and claims of every kind and nature whatsoever arising out of, based on, or attributable to, the March 30 Agreement, the Licensed Product and the transactions, acts and omissions of the parties with respect thereto.

W. “Study” means each study and program undertaken (or planned to be undertaken) by NABI for the clinical development of ATG.

X. “Territory” means Canada and the United States.

Y. “US FDA” means the US Food and Drug Administration as defined above, or any successor agency.

1.2	Interpretation

The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits, Schedules, Appendices and Attachments shall be deemed references to Articles and Sections of, and Exhibits, Schedules, Appendices and Attachments to, this Agreement. Unless the context otherwise requires, the words “hereof,’” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

2.	RECONCILIATION OF RIGHTS

2.1	The March 30 Agreement

Subject only to payment in full by NABI of the amounts specified in Section 5.2A as therein provided, the March 30 Agreement is terminated as of the Effective Date (including without limitation those provisions thereof which purport to govern after the termination or expiration of such agreement) except that:

(i) Section 2.1 thereof is incorporated herein and shall continue through the End Date and thereafter as may be reasonably necessary for the parties to perform the services, and take the actions necessary, for the transition of the Studies including delivery of the Data and assignment of the Assigned Contracts from NABI to FRESENIUS (or its designees), as set forth in this Agreement;

(ii) In order to plan for an orderly transition and avoid injury that may result if the obligations of NABI were abruptly terminated, NABI shall continue its efforts in prosecuting the lung Study between the Effective Date and the End Date consistent with its efforts expended on the lung Study during 2007 prior to the Effective Date and shall be responsible for and shall bear (and FRESENIUS shall not incur any responsibility or liability for) any and all costs, including but not limited to investigator fees, laboratory costs, and monitoring costs, which are attributable to NABI’s conduct and continuation of the lung Study through the End Date even if the steps establishing NABI’s liability for such costs are partially completed after the End Date (for example, collection of samples or completion of reports after the End Date for patient visits or treatments occurring before the End Date, or completion of interim data analysis in respect thereof) (collectively, “NABI’s Pre-End Date Accrued Liabilities”); and

(iii) Sections 4.1(E), 4.1(F), 4.4, 5.1 (but only in respect of the lung Study), 5.7, 5.8, 5.9, 5.10, 6.1, 7.6, 7.7 and 8, of the March 30 Agreement are incorporated herein and shall continue through the End Date (and to the extent necessary to discharge the obligations of NABI in accordance with the terms of this Agreement after the End Date) whereupon they shall terminate.

2.2	Certain Rights to Improvements and Trademarks

A. NABI hereby grants to FRESENIUS an exclusive, worldwide, royalty-free, milestone-free, perpetual license, with the right to sublicense, to make, use, sell, offer for sale each of the Improvements that is or was either owned, or controlled with the right to sublicense, by NABI at any time during the term of the March 30 Agreement, if any.

B. After the Effective Date FRESENIUS shall not use any NABI Trademarks except to the extent necessary in connection with the transition of the Studies (and then only insofar as reference to NABI is necessary) or to the extent the NABI Trademarks are included on a product as to which Section 2.3 shall apply.

2.3	Packaging and Labeling Requirements.

As of the End Date all of the Licensed Product in the possession of third parties by reason of agreements between NABI and each such third party shall be the property of the third party to the extent mandated by the relevant agreement with such third party or if not so mandated shall be the property of FRESENIUS. If such Licensed Product is labeled with the NABI Trademarks, FRESENIUS is hereby granted a limited, worldwide, royalty-free license to use the same until such Licensed Product is exhausted or is otherwise properly disposed of in accordance with business practices applicable in the industry. NABI represents and warrants that, except for Licensed Product held for NABI’s account at the third party drug depositary referenced in Section 3.2E, NABI does not have any Licensed Product in its possession or control.

3.	TRANSITION OBLIGATIONS

3.1	Mutual Obligations

Immediately on the Effective Date, the parties shall each use their best efforts to complete such regulatory steps and to execute and deliver such assignments, transmittal letters, minutes and documentation as are required to transfer the INDs (and non-U.S. equivalents in Canada, Austria and Australia) and the sponsorship, ownership and operation of, and liability to third parties consistent with this Agreement for, the Studies from NABI to FRESENIUS (or its designees) in the United States, Canada, Austria and Australia on or as soon after the End Date as is practical, but in no event in any such jurisdiction later than December 6, 2007 (the earlier of December 6, 2007 and the date such transfer is completed in each jurisdiction being herein called the “Transfer Effectiveness Date”).

3.2	NABI’s Obligations

A. Without limiting Section 3.1, NABI shall, at its cost and expense, fully and promptly cooperate with FRESENIUS through the End Date in connection with the transition from NABI to FRESENIUS (or its designees) of responsibility for the current lung Study, renal Study and stem cell transplant Study, and not later than October 25, 2007, NABI shall (i) fulfill all of NABI’s Scheduled Obligations and (ii) deliver to FRESENIUS (or its designees), such of the following as are in its possession or under its control with respect to ATG or NABI’s activities undertaken pursuant to the March 30 Agreement: all data, studies, analyses, technological, commercial, business-related and other information including but not limited to all assignable contracts, any and all submissions and responses received from any governmental authority, complete documentation and information on the lung Study, the renal Study and stem cell transplant Study, preclinical data, status application of a CAS number (if any), all information on orphan drug designation status, investigators’ brochures, status of the distribution of clinical vials and study drug, as well as all consents and waivers necessary to have access to the source data documentation, all correspondence with the FDA together with submissions and approvals (and their counterparts in Canada, Australia and Austria) for the Licensed Product as well as all emails and electronic copies of the foregoing, and any marketing approval studies, analysis and/or documents necessary for the IND or marketing approval (the “Data”); provided, however, NABI shall be permitted to retain copies of such of the Data and deliveries required by NABI’s Scheduled Obligations as are necessary to fulfill its obligations under Section 3.2B. If NABI receives any Data or other documentation contemplated by the foregoing sentence after October 25, 2007, NABI, at its cost and expense, shall deliver to FRESENIUS (or its designees) such Data and documentation by the Transfer Effectiveness Date.

B. In addition to its obligations set forth in Sections 3.1 and 3.2A above, after the End Date NABI will provide the following consulting services to FRESENIUS:

(i) Until December 6, 2007 NABI shall, at its cost and expense, fully and promptly cooperate with FRESENIUS’ reasonable written requests to complete the physical or electronic transfer to FRESENIUS (or its designee) of the current lung Study data base, trial master file and safety data base;

(ii) NABI shall, at FRESENIUS’ cost and expense in accordance with Section 5.3A(ii), between the End Date and December 6, 2007, fully and promptly cooperate with FRESENIUS’ reasonable written requests to provide consulting assistance to complete the transition of other aspects (excluding those described in Section 3.2B(i)) of the current lung Study to FRESENIUS (or its designees); and

(iii) In each jurisdiction where the Transfer Effectiveness Date has not occurred by the End Date, the consulting services to be provided by NABI at the cost and expense of FRESENIUS (in accordance with Section 5.3 A (ii)) shall include NABI’s continuation as the sponsor of the lung Study until the Transfer Effectiveness Date in such jurisdiction; provided, however, that in such event FRESENIUS shall cooperate fully with such efforts at its sole cost and expense and FRESENIUS shall be responsible for and shall bear (and NABI shall not incur any responsibility or liability for) any and all of NABI’s Out of Pocket Costs incurred in connection with such efforts, including but not limited to investigator fees, laboratory costs, and monitoring costs, even if the steps establishing the liability for such costs are partially completed after the Transfer Effectiveness Date (for example, collection of samples or completion of reports after the Transfer Effectiveness Date for patient visits or treatments occurring between the End Date and the Transfer Effectiveness Date, or completion of interim data analysis in respect thereof);

provided, however, that in all of the above cases, NABI shall have no right to charge FRESENIUS for or in respect of NABI’S Pre-End Date Accrued Liabilities or for the fulfillment of other obligations which are specifically at the cost and expense of NABI pursuant to the express terms of this Agreement.

C. To the extent that any Data maintained by NABI (or its service providers) requires special software which is sub-licensable by NABI and not commercially available in shrink wrapped packages and commonly available at a cost less than $1,000, or to the extent that NABI has developed any proprietary software application interface or other software which was specifically developed for Data utilized in connection with the development of Licensed Product under the March 30 Agreement, NABI hereby grants to FRESENIUS (or its designees) a non-exclusive, royalty free, perpetual, worldwide license to use such software and software application interface for the sole purpose of accessing and transferring the Data and NABI shall provide such software to FRESENIUS (or its designees) in a machine readable format together with the source code if such source code is available to NABI.

D. On the Transfer Effectiveness Date in each jurisdiction, NABI shall at its cost and expense assign and, if in NABI’s possession or under its control, deliver to FRESENIUS (or its designees):

(i) the agreements in effect with respect to such jurisdiction that may be assigned without consent as set forth on Schedule 1 to this Agreement;

(ii) the unexecuted, pending agreements in effect in such jurisdiction set forth on Schedule 2 to this Agreement (to the extent NABI has any rights therein) (the “Pending Agreements”); and

(iii) the agreements in effect in such jurisdiction that may be assigned only with the consent of the counterparty thereto as set forth on Schedule 3 to this Agreement.

E. At such time as is specified by FRESENIUS not later than the Transfer Effectiveness Date in each applicable jurisdiction, NABI shall deliver to FRESENIUS’ account at the third party drug depositary where the Licensed Product is stored by NABI, without charge, all quantities of Licensed Product which are in the possession or control of NABI, provided that FRESENIUS shall take into consideration in making such request for delivery, the reasonable requirements of NABI to fulfill its responsibilities with respect to the delivery of Licensed Product to clinical sites on or prior to the Transfer Effectiveness Date in each applicable jurisdiction.

F. Upon reasonable advance written notice given by FRESENIUS to NABI, FRESENIUS shall have the right to conduct, prior to the End Date and at its sole cost and expense, one GCP audit (including without limitation system/organization, documentation, data management, pharmacovigilance, on-site visits, service providers, trial master file (“TMF”)) at the facilities of NABI with respect to the lung Study.

G. Except as may be necessary in connection with the transition of the Studies and the completion of NABI’s obligations under this Agreement, the Quality Agreement and the Safety Data Exchange Agreement shall be terminated as of the Transfer Effectiveness Date in each applicable jurisdiction, provided, however, NABI shall promptly report to FRESENIUS any information which is received by NABI from Study centers and investigators, and governmental authorities after the Transfer Effectiveness Date in each applicable jurisdiction with respect to the lung Study or the health and safety of patients which would have been required to have been reported by NABI to FRESENIUS under the Safety Data Exchange Agreement had such agreement not been terminated.

H. Subject to NABI’s having complied with its obligations under Sections 3.2A and 3.2B with respect to the transfer to FRESENIUS (or its designees) of the lung Study data base, trial master file and safety data base, NABI shall have no obligation to take any actions, incur any expenses, perform any services or assist FRESENIUS in any way in respect of continuation of the current lung Study, the transition of the Studies to FRESENIUS or the development of ATG within or without the Territory after December 6, 2007 except to the limited extent set forth in the proviso to Section 3.2G above.

I. In the event that the transactions contemplated by this Agreement involve the assignment of rights under any contract, agreement, license or claim, or of other rights, assets, or property, which are nonassignable without the consent, authorization or approval of the other party or parties thereto or any other third party or governmental entity (a “Nonassignable Contract”), and such consent, authorization or approval shall not have been obtained by NABI prior to the Transfer Effectiveness Date applicable to such contract despite commercially reasonable efforts by NABI, then, notwithstanding anything in this Agreement to the contrary (and without relieving NABI of any liability or obligation it may have under this Agreement), any such Nonassignable Contract shall not be assigned (except any rights to receive payments thereunder) until all such necessary consents, authorizations and approvals with respect to such Nonassignable Contract shall have been obtained, whereupon NABI shall, without further consideration, promptly assign or cause the assignment of same to FRESENIUS. Notwithstanding any other provision in this Agreement, in the event that NABI complies with this Section 3.2I, NABI shall not be held liable or accountable for failing to deliver, assign or make available to FRESENIUS any of the Nonassignable Contracts.

J. For the purposes of the deliveries to be made by NABI to FRESENIUS pursuant to this Agreement, delivery by NABI (i) electronically to FRESENIUS or (ii) in the case of physical delivery, to the carrier or delivery service specified by FRESENIUS, addressed as specified by FRESENIUS, will constitute satisfactory delivery by NABI.

3.3	Obligations of FRESENIUS

A. As of the Transfer Effectiveness Date in each jurisdiction FRESENIUS shall assume and perform the obligations under the Assigned Contracts in effect with respect to such jurisdiction exclusive of payment obligations that are included among NABI’s Pre-End Date Accrued Liabilities (which shall remain as the obligations of NABI to be discharged by NABI in accordance with

Section 2.1(ii)). On the date delivered by NABI, FRESENIUS shall accept delivery of the Data and the other deliveries specified in Section 3.2 including without limitation the lung Study data base, trial master file and safety data base.

B. No later than the End Date, FRESENIUS or its designees shall give notice to all relevant organizations, Persons, clinicians, vendors, consultants and others who are involved with the lung Study and the program relating to the ATG, that FRESENIUS is taking control of the Studies and the program relating to ATG.

3.4	Competition Limitations

Neither NABI nor any of its Affiliates shall, for a period of three (3) years commencing on the End Date, conduct any studies or programs relating to any Competitive Product, or market, sell, manufacture for sale, or distribute in the Territory any Competitive Product or acquire (by purchase, license or otherwise) rights in the Territory to market, sell or distribute any Competitive Product; provided, however, that this Section 3.4 shall not apply to any Affiliate of NABI who becomes such as a result of having acquired all or substantially all of NABI’s capital stock or assets or as a result of having had substantially all its capital stock or assets acquired by NABI; provided further, however, that any such Affiliate shall in all events be bound by the provisions of Section 6.1B.

4.	COVENANTS, REPRESENTATIONS AND WARRANTIES

4.1	By NABI

NABI covenants, represents and warrants to FRESENIUS that:

A. NABI is a legal entity duly organized and validly existing under the laws of its state and/or country of incorporation, as applicable, NABI has full power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby; the execution, delivery and performance by NABI of this Agreement has been duly and validly authorized and approved by all necessary action on the part of NABI; and except as set forth on Schedule 3 to this Agreement, neither the execution and delivery by NABI nor its performance of this Agreement is subject to obtaining any consents or approvals of any other Person, will conflict with, result in a breach of, or constitute a default under, any contract to which NABI is a party or by which it or any of its assets may be bound, or will result in the creation of any lien upon any of the assets of NABI.

B. Except for the Pending Agreements, all Assigned Contracts are in full force and effect, NABI has not received any written notice alleging any default or any other irregularity with respect to the Assigned Contracts and NABI has no reason to believe that the parties to such contracts are in, nor will, default in the performance of their respective obligations thereunder or that NABI has defaulted in its obligations under such Assigned Contracts.

C. NABI has fully performed and discharged or will fully perform and discharge all of its obligations (including but not limited to payment obligations) under the Assigned Contracts, other than the Pending Agreements, through the End Date (even if such payment obligations are invoiced after the End Date). NABI shall not take any action between the Effective Date and the End Date to cause any Assigned Contract, exclusive of the Pending Agreements, to fail to be in full force and effect on the End Date.

D. NABI has delivered to FRESENIUS true and correct copies of all of the Assigned Contracts in its possession or under its control, together with all amendments, modifications, waivers and consents relating thereto and the correspondence files pertinent thereto, and except as delivered to FRESENIUS, there are no other amendments, modifications, waivers or consents relating to such Assigned Contracts.

E. NABI is not aware of any claim, lawsuit, arbitration, investigation or action which has been threatened against NABI, or any Persons with whom NABI has dealt, with respect to the Studies.

F. Since March 30, 2006, NABI has not filed any claim, or given any notice regarding a claim, to its insurers with respect to any Study.

4.2	By FRESENIUS

FRESENIUS covenants, represents and warrants to NABI that FRESENIUS is a legal entity duly organized and validly existing under the laws of its state and/or country of incorporation, as applicable; FRESENIUS has full power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby; the execution, delivery and performance by FRESENIUS of this Agreement has been duly and validly authorized and approved by all necessary action on the part of FRESENIUS; and neither the execution and delivery by FRESENIUS nor its performance of this Agreement is subject to obtaining any consents or approvals of any other Person, will conflict with, result in a breach of, or constitute a default under, any contract to which FRESENIUS is a party or by which it or any of its assets may be bound, or will result in the creation of any lien upon any of the assets of FRESENIUS.

5.	FINANCIAL TERMS

5.1	Currency of Payments

All payments made under this Agreement shall be made in US$.

5.2	Payments to be made by NABI on the Effective Date

A. On the Effective Date, NABI shall pay the sum of TWO MILLION FOUR HUNDRED EIGHTY-ONE THOUSAND NINE HUNDRED SEVENTY-NINE DOLLARS ($2,481,979) by wire transfer as follows: (a) $2,231,979 to an account specified by FRESENIUS in writing and (b) $250,000 to an interest bearing account with US Bank (the “Escrow Agent”) to be governed by the escrow agreement executed simultaneously herewith by the Escrow Agent, NABI and FRESENIUS (the “Escrow Agreement” and said $250,000 together with interest earned thereon, the “Residual Escrow Amount”).

B. The parties agree that said $2,481,979 (i) is the agreed amount to resolve and settle all Released Claims between the parties and (ii) has been calculated as follows:

(i) The sum of Three Million Five Hundred Thousand Dollars ($3,500,000), being the agreed amount payable by NABI in consideration for the assumption by FRESENIUS of NABI’s obligation under the March 30 Agreement to continue the lung Study during the balance of the calendar year 2007 and the entirety of calendar year 2008; less

(ii) The sum of Five Hundred Eighty Three Thousand Twenty One Dollars ($583,021) credited to NABI and applied against and deducted from the sum set forth in clause (i) above, being the amount claimed by NABI as due and owing by FRESENIUS to NABI by reason of the obligation of FRESENIUS to pay NABI certain amounts in respect of the transition of the lung Study from Enzon Pharmaceuticals Inc. to NABI under the March 30 Agreement; less

(iii) The sum of Four Hundred Thirty-Five Thousand Dollars ($435,000) credited to NABI and applied against and deducted from the sum set forth in clause (i), being the agreed amount payable to third parties and NABI’s internal costs, whether or not currently due, with respect to NABI’S continuation of the lung Study through the End Date.

5.3	Payments to be made by FRESENIUS after the Effective Date

A. FRESENIUS shall pay the following amounts to NABI:

(i) 100% of NABI’s Out-of-Pocket Costs incurred in respect of Nonassignable Contracts between the End Date and the date such contracts are assigned to FRESENIUS as contemplated by Section 3.2I, except that FRESENIUS shall not be required to pay any of NABI’s Pre-End Date Accrued Liabilities; and

(ii) The sum of (a) 100% of NABI’s Out-of-Pocket Costs incurred in fulfilling any of its obligations under Sections 3.2B(ii) and 3.2B(iii) of this Agreement, (b) the following amounts in respect of Matt Hohenboken, and Michelle Gillen payable to NABI weekly in advance on each Monday commencing October 22, 2007 and ending with the payment due on December 3, 2007 unless at least two (2) weeks prior to any such Monday FRESENIUS delivers to NABI, with a copy to the Escrow Agent, a written notice that the services of any such individual will no longer be required:

•	Matt Hohenboken: $9,000

•	Michelle Gillen: $4,500

and (c) for any other NABI personnel providing services to FRESENIUS pursuant to Sections 3.2B(ii) or 3.2B(iii), the rate of $225 per hour for the time expended in performing such services provided, however, that this Section shall not give any right to NABI to impose any charge for activities or costs that are NABI’s sole responsibility and liability as provided in Sections 2.1(ii), 3.1 and 3.2 of this Agreement.

B. Amounts payable to NABI pursuant to this Section 5.3 shall be paid as follows:

(i) NABI’s claims for payment under this Section 5.3 shall be set forth in a written claim for reimbursement itemizing the amounts claimed and providing copies of invoices from third parties evidencing all components of NABI’s claim that are Out-of-Pocket Costs. NABI’s claims for payment shall be delivered to the Escrow Agent with a copy to FRESENIUS.

(ii) NABI’s claims for payment pursuant to and complying with Section 5.3A(ii)(b) above may not be disputed by FRESENIUS and shall be paid by the Escrow Agent promptly after receipt.

(iii) NABI’s claims for payment complying with Section 5.3B(i) above (exclusive of those made under clause (b), which may not be contested), that are not disputed by FRESENIUS in a writing delivered to the Escrow Agent, with a copy to NABI, within 20 days of the date of NABI’S claim for reimbursement shall be paid to NABI by the Escrow Agent promptly following such 20th day. If FRESENIUS shall dispute any such claim for reimbursement in writing within such 20 days, the Escrow Agent shall not pay such claim except as thereafter provided in a joint written direction received from NABI and FRESENIUS or a court order.

(iv) Anything in this Section 5.3 to the contrary notwithstanding, NABI may in its sole discretion present to FRESENIUS for payment by it directly, invoices received by NABI from third parties as a result of NABI’s performance of its obligations under Section 3.2B(iii). FRESENIUS agrees to pay all such invoices promptly following receipt.

(v) If the funds held in escrow under the Escrow Agreement shall be insufficient to pay NABI the full amount it is owed pursuant to this Agreement, such amount(s) shall be paid by FRESENIUS directly.

C.

(i) If FRESENIUS shall challenge any claim or group of claims for payment, and a court shall find that the amount of such claim or group of claims is overstated by more than ten percent (10%) of the amount of such claim or group of claims for which FRESENIUS is liable pursuant to the terms of this Agreement, then NABI shall pay the reasonable out of pocket costs and expenses (including of outside lawyers and accountants) incurred by FRESENIUS in contesting such claim or group of claims.

(ii) If FRESENIUS shall challenge any claim or group of claims for payment and a court shall find that the amount of such claim or group of claims is not overstated by more than ten percent (10%) of the amount of such claim or group of claims for which FRESENIUS is liable pursuant to the terms of this Agreement, then

FRESENIUS shall pay the reasonable out of pocket costs and expenses (including of outside lawyers and accountants) incurred by NABI in defending such claim or group of claims.

5.4	Disbursement of the Residual Escrow Amount

The Escrow Agent shall disburse the Residual Escrow Amount (excluding interest earned thereon) to NABI in accordance with Section 5.3 until such amounts that have been claimed by NABI through January 31, 2008 have been paid in full or determined to be not payable. NABI and FRESENIUS shall prepare and jointly sign a reconciliation of the Residual Escrow Amount and direction to the Escrow Agent as to the disbursement of the balance of the Residual Escrow Amount on or before February 21, 2008 (the “Reconciliation”). The balance of the Residual Escrow Amount (including interest earned thereon) held by the Escrow Agent shall be paid as directed in the Reconciliation. In the event that the Reconciliation is not completed and jointly signed for any reason, the balance of the Residual Escrow Amount shall be retained in escrow pending presentation of a joint written direction received from NABI and FRESENIUS or a court order.

5.5	Interest on Escrow Funds.

No interest accruing on the funds held in escrow shall be disbursed by the Escrow Agent to NABI or FRESENIUS, as the case may be, as each payment is made by the Escrow Agent out of the Residual Escrow Amount. Such interest shall be allocated between NABI and FRESENIUS in the same manner and to the same extent as any payment of principal out of the Residual Escrow Amount and shall be paid by the Escrow Agent as directed in the Reconciliation. In the event that the Reconciliation is not completed and jointly signed for any reason, the balance of the Residual Escrow Amount shall be retained in escrow pending presentation of a joint written direction received from NABI and FRESENIUS or a court order.

5.6	Settlement and Release

A. As of the Effective Date, NABI, on behalf of itself and each of its past or present, agents, employees, representatives, partners, licensees, attorneys, transferees, predecessors, successors, assigns, owners, shareholders, officers, directors, parents, and Affiliates (the “NABI Releasors”) does hereby irrevocably release, acquit and forever discharge FRESENIUS and each of its past or present agents, employees, representatives, partners, licensees, attorneys, transferrees, predecessors, successors, assigns, owners, shareholders, officers, directors, parents, and Affiliates (the “FRESENIUS Releasees”) of or from any and all debts, suits, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys’ fees, compensation, liabilities, obligations and claims of every kind and nature whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, that the NABI Releasors or any of them may now have or at any time may have had against the FRESENIUS Releasees with respect to the Released Claims, up to and including the Effective Date, provided, however, that nothing set forth herein shall be deemed to affect, release or waive any rights against, and/or obligations of, FRESENIUS as provided in this Agreement including, notwithstanding the termination of the March 30 Agreement, in respect of any breach by FRESENIUS of Section 9 of the March 30 Agreement occurring prior to the Effective Date as contemplated by Section 7.1B.

B. Subject only to payment in full by NABI of the amounts specified in Section 5.2A as therein provided, as of the Effective Date, FRESENIUS, on behalf of itself and each of its past or present, agents, employees, representatives, partners, licensees, attorneys, transferees, predecessors, successors, assigns, owners, shareholders, officers, directors, parents, subsidiaries and Affiliates (the “FRESENIUS Releasors”) does hereby irrevocably release, acquit and forever discharge NABI and each of its past or present agents, employees, representatives, partners, licensees, attorneys, transferrees, predecessors, successors, assigns, owners, shareholders, officers, directors, parents, subsidiaries and Affiliates (the “NABI Releasees”) of or from any and all debts, suits, actions, causes of action, controversies, demands, rights, damages, losses, expenses, costs, attorneys’ fees, compensation, liabilities, obligations and claims of every kind and nature whatsoever, suspected or unsuspected, known or unknown, foreseen or unforeseen, that the FRESENIUS Releasors or any of them may now have or at any time may have had against the NABI Releasees with respect to the Released Claims, up to and including the Effective Date, provided, however, that nothing set forth herein shall be deemed to affect, release or waive any rights against, and/or obligations of, NABI as provided in this Agreement including, notwithstanding the termination of the March 30 Agreement, in respect of any breach by NABI of Section 9 of the March 30 Agreement occurring prior to the Effective Date as contemplated by Section 7.2B.

C. For the sake of clarity, neither NABI nor FRESENIUS releases the other under Sections 5.6B or 5.6C, with respect to the indemnity obligations set forth in Section 7 of this Agreement.

D. Notwithstanding anything in this Agreement to the contrary, in the event that NABI fails to make the payments required under Section 5.2A as therein provided, this Agreement shall become null and void as if it had never been executed and the parties shall be returned to the positions they were in before this Agreement was executed.

6.	CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS

6.1	Confidentiality

A. Each party on behalf of itself and its Affiliates and sublicensees agrees that Confidential Information of the other party may only be used for the purpose of the activities contemplated by this Agreement and may not be disclosed to a third party except in accordance with the provisions of this Agreement. The parties shall ensure that their Affiliates and sublicensees keep all of the other party’s Confidential Information confidential in accordance with the provisions hereof as though the Affiliates and sublicensees were parties hereto EXCEPT THAT, FRESENIUS shall have the full right to use all Confidential Information respecting ATG which is delivered by NABI under Section 3.2 and any Improvements. Each party shall be liable for any breach hereof by its Affiliates and sublicensees.

B. The parties expressly agree that it shall be a material breach of NABI’s obligations under this Agreement for NABI to use, or to provide to any third party (including any present or future Affiliate) for use, any Confidential Information of FRESENIUS, other than as permitted by this Agreement or to develop a Competitive Product. If any (i) Affiliate of NABI becomes such as a result of having acquired all or substantially all of NABI’s capital stock or assets, (ii) Person becomes an Affiliate of NABI as a result of having had substantially all its capital stock or assets acquired by NABI, or (iii) Person acquires a portion of NABI’s business which conducted, at any time, any activities related to the Licensed Product (such Person or Affiliate described in clauses (i), (ii) or (iii) being referred to as the “Affected Person”), and such Affected Person has or is developing a Competitive Product, then to ensure NABI’s compliance with this Section 6.1, (x) the NABI personnel who had access to Confidential Information of FRESENIUS may not become involved in the activities of such Affected Person in respect of its Competitive Product, and (y) all Confidential Information of FRESENIUS that shall remain in NABI’s possession or control, if any, shall be segregated and walled off from access by the personnel of such Affected Person involved in its activities in respect of such Competitive Product.

C. The provisions of this Section 6 shall survive the expiration or termination of this Agreement.

6.2	Confidential Treatment

Each party shall seek reasonable confidential treatment for the terms and conditions of this Agreement to the extent permitted by the Securities and Exchange Commission (the “SEC”) and any other governmental agency or self-regulatory organization to which such party provides a copy of, or discloses the terms of, this Agreement. Prior to seeking confidential treatment from the SEC or any other governmental agency or self-regulatory organization for any such document, the party required to make such disclosure shall consult with the other party if practicable, and provide them with a reasonable opportunity to request the exclusion of specified provisions and any request by it for confidential treatment.

6.3	Exclusions

A. Nothing contained in this Agreement shall preclude FRESENIUS or NABI from utilizing Confidential Information of the other party as may be necessary in obtaining governmental approvals for any purpose permitted under this Agreement.

B. In the event that Confidential Information of the other party is required by law or government regulations to be disclosed, the party disclosing such Confidential Information shall, to the extent it may legally do so, timely:

(i) inform the original disclosing party hereunder of such requirement;

(ii) use reasonable efforts to limit such disclosure and maintain confidentiality to the extent possible; and

(iii) permit the original disclosing party to attempt to limit such disclosure by appropriate legal means.

C. Anything herein to the contrary notwithstanding, nothing in this Agreement shall be construed to grant NABI (or any party acquiring Confidential Information from NABI) any right to prosecute a patent application for any aspect of Licensed Product.

6.4	Public Announcements

A. Neither party shall make any public announcement concerning this Agreement, nor make any public statement which includes the name of the other party or any of its Affiliates, or otherwise use the name of the other party or any of its Affiliates in any public statement or document without the written consent of the other party, which consent shall not be withheld or delayed unreasonably except:

(i) as may be required by applicable accounting rules or standards, law, judicial order or the rules of any stock exchange where the stock or securities of the disclosing party are listed to the extent that the disclosing party is required to observe such rules, or

(ii) in a subsequent public statement or document regarding this Agreement which has already been approved by the other party.

B. As promptly as possible after the execution and delivery of this Agreement, the parties shall prepare a mutually acceptable statement for purposes of dissemination to the clinical research centers and others who are currently engaged in the lung Study.

7.	INDEMNIFICATION AND INSURANCE

7.1	Indemnification by FRESENIUS

Subject to the terms and conditions of this Section 7, from and after the Effective Date, FRESENIUS shall indemnify, defend and hold harmless NABI and its Affiliates, and each of its and their respective officers, directors, employees, agents and representatives (the “NABI Indemnitees”) in respect of any and all liabilities, obligations, judgments, interest, losses, assessments, damages, fines, fees, penalties, costs and expenses (including without limitation reasonable attorneys’ fees and expenses of investigating and defending claims, lawsuits, complaints, actions or other pending or threatened litigation) (collectively, “Damages”) incurred or suffered by any of the NABI Indemnitees resulting from or attributable to:

A. any breach of any representation or warranty of FRESENIUS contained in this Agreement;

B. any failure by FRESENIUS to have performed or observed Section 9 of the March 30 Agreement prior to the Effective Date;

C. any failure by FRESENIUS to perform or observe any covenant or agreement required to be performed or observed by FRESENIUS as provided in this Agreement;

D. any Damages to a third party attributable to the action or inaction of FRESENIUS in connection with any Study after the End Date;

E. any defect, latent or otherwise, in any Licensed Product delivered to NABI before or after the Effective Date (but only to the extent used in connection with the Studies), including without limitation any defect occurring as a result of the manufacturing, handling, processing, storage or transportation of Licensed Product prior to delivery to NABI; and

F. any claim that the development, manufacture, sale or use of a Licensed Product by NABI pursuant to the March 30 Agreement or this Agreement infringed or infringes the intellectual property rights of a third party or misappropriated or misappropriates the trade secrets of a third party.

7.2	Indemnification by NABI

Subject to the terms and conditions of this Section 7, from and after the date hereof, NABI shall indemnify, defend and hold harmless FRESENIUS and its Affiliates, and each of its and their respective officers, directors, employees, agents and representatives (the “FRESENIUS Indemnitees”) in respect of any and all Damages incurred or suffered by any of the FRESENIUS Indemnitees resulting from or attributable to:

A. any breach of any representation or warranty of NABI contained in this Agreement;

B. any failure by NABI to have performed or observed Section 9 of the March 30 Agreement prior to the Effective Date;

C. any failure by NABI to perform or observe any covenant or agreement required to be performed or observed by NABI as provided in this Agreement;

D. any Damages to a third party attributable to the action or inaction of NABI in connection with any Study prior to the End Date; or

E. any defect in any Licensed Product (but only to the extent used in connection with the Studies) occurring as a result of the handling, processing, storage or transportation of the Licensed Product after delivery to NABI before or after the Effective Date.

7.3	Third Party Claims

A. All claims for indemnification made under this Agreement resulting from, related to or arising out of a third-party claim against an Indemnified Party shall be made in accordance with the following procedures.

(i) A Person entitled to indemnification under this Section 7 (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a third-party claim (a “Third Party Claim”) for which indemnification may be sought or, if earlier, upon the assertion in writing of any such claim by a third party; provided, however, that the failure so to notify the Indemnifying Party promptly or at all shall not relieve the Indemnifying Party of any liability or obligation it may have to the Indemnified Party hereunder except to the extent of actual prejudice caused by such failure. Such written notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed. Within twenty-five (25) days after delivery of such written notification, the Indemnifying Party may, by written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of any Third Party Claim for equitable or other non-monetary relief that would materially affect the ongoing operations of the business of the Indemnified Party.

(ii) The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnified Party may assume or retain control of such action, suit, proceeding or claim and the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for the purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties. The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto.

(iii) The Indemnifying Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of any Third Party Claim that does not include a complete release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

7.4	Procedure for Other Claims

An Indemnified Party wishing to assert a non-Third Party Claim for indemnification under this Section 7 shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Section 7 and a reasonable explanation of the basis therefor, and (iii) a demand for payment of such Claimed Amount. Within twenty-five (25) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (x) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (y) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer ), or (z) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to litigate such dispute in accordance with the provisions of Section 8.1.

7.5	Product Liability Insurance

Each party shall maintain through the End Date, and for at least six (6) years thereafter, general liability insurance with an internationally reputable, credit-worthy, unaffiliated insurance company, which insurance shall include product liability coverage and shall be in amounts and of a type customarily maintained by companies similarly situated, provided that such insurance shall provide at least Ten Million US Dollars ($10,000,000) in coverage per occurrence unless such insurance is unavailable in the insurance market. On or prior to the End Date, each party shall deliver to the other evidence of its insurance.

7.6	Special, Indirect or Like Damages

IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR FOR ANY SIMILAR ECONOMIC LOSS SUCH AS LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, PROVIDED, HOWEVER, THAT THIS SECTION 7.6 SHALL NOT APPLY (A) IN RESPECT OF A CLAIM BY FRESENIUS THAT NABI OR ONE OF ITS AFFILIATES HAS BREACHED THE PROVISIONS OF SECTIONS 6.1 AND 6.2, (B) TO THE EXTENT THAT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID BY AN INDEMNIFIED PARTY TO A THIRD PARTY AS PART OF A THIRD PARTY CLAIM FOR WHICH INDEMNIFICATION MAY BE OWING BY THE INDEMNIFYING PARTY HEREUNDER, AND (C) IN RESPECT OF A CLAIM ASSERTING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.7	Specific Performance

The parties acknowledge that the obligations set forth in Sections 2, 3 and 6 are necessary for the protection of the parties and each party agrees that any breach thereof shall cause the affected party irreparable damage, that the affected party’s remedies at law in the event of such breach would be inadequate, and that, accordingly, the affected party shall be entitled to equitable relief including the issuance by a court of competent jurisdiction of an injunction in favor of the affected party. The foregoing provision shall not constitute a waiver or election of any other remedies any party may have in law or in equity subject, however, to the limitations contained in this Agreement.

8.	MISCELLANEOUS

8.1	Jurisdiction and Dispute Resolution

A. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof (except that § 5-1401 of the New York General Obligations Law shall apply). For the avoidance of doubt, the parties agree that the UN Convention on the International Sale of Goods shall not be applicable to this Agreement.

B. Any action, litigation or suit (collectively, a “Proceeding”) arising out of or relating to this Agreement shall be brought in the courts of the State and County of New York, or, if it has or can acquire subject matter jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the personal and exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum in any such Proceeding, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this Section with any court in any such Proceeding as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections they might have based on personal jurisdiction, improper venue or convenience of forum. Process in any such Proceeding may be served on any party anywhere in the world, and each party agrees that service of process by an overnight delivery service is sufficient and enforceable. In any action or proceeding to enforce rights under this Agreement, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees. The parties hereby waive the right to a trial by jury in any Proceeding brought against the other with respect to this Agreement or their respective performance hereunder.

C. If FRESENIUS shall allege in writing that NABI has breached its obligations under Section 6.1, then NABI agrees to make available to FRESENIUS such of its relevant documents for inspection, and such if its personnel for interviews, as shall be reasonably requested by FRESENIUS to determine whether such breach has occurred. If FRESENIUS shall not be satisfied with NABI’s performance of its commitment in this Section 8.1C, then FRESENIUS’ sole remedy shall be to initiate a Proceeding in accordance with Section 8.1B alleging a breach of Section 6.1.

8.2	Force Majeure

A. Neither party shall be held in breach of this Agreement for failure to perform any of its obligations hereunder (except the payment of money) and the time required for performance shall be extended for a period equal to the period of such delay provided that such delay has been caused by or is a result of circumstances beyond the reasonable control of the party so affected, including without limitation any acts of God; acts of the public enemy; civil strife; wars declared or undeclared; embargoes; labor disputes; including strikes, lockouts, job actions or boycotts; fires; explosion; and floods. A governmental or regulatory inspection or order directed at either party shall not be considered to be a force majeure event for the purposes of this Agreement.

B. The party so affected by a force majeure event within the scope of this Agreement shall:

(i) give prompt written notice to the other party of the nature and date of commencement of the force majeure event and its expected duration; and

(ii) use commercially reasonable efforts to relieve the effect of such cause as rapidly as possible.

8.3	Relationship of the Parties

The relationship of the parties under this Agreement is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the parties as joint venturers or agents of the other. Neither party nor any of its Affiliates has any express or implied right or authority under this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other party or its Affiliates.

8.4	Assignment

A. By FRESENIUS

(1) Subject to compliance with subparagraph (2) below, FRESENIUS may assign its rights and obligations under this Agreement to: (i) any entity which is included with FRESENIUS in a consolidated financial statement prepared in accordance with generally accepted financial standards applicable to FRESENIUS; or (ii) a Person which acquires all or substantially all of the stock or assets of FRESENIUS.

(2) If FRESENIUS assigns its rights and obligations under this Agreement in compliance with the foregoing subparagraph (1), FRESENIUS shall promptly notify NABI of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(3) No assignment shall relieve FRESENIUS of responsibility for the performance of any obligation which such party may have incurred hereunder prior to the assignment.

(4) No assignment by FRESENIUS pursuant to clause (i) of subparagraph (1) above shall relieve FRESENIUS of any responsibility for non-performance by its assignee Affiliate of any obligation assigned.

B. By NABI

(1) Subject to compliance with subparagraph (2) below, NABI may assign its rights and obligations under this Agreement to (i) any entity which is included with NABI in a consolidated financial statement prepared in accordance with generally accepted financial standards applicable to NABI or (ii) a Person which acquires all or substantially all of the stock or assets of NABI provided, however, any such Person shall in all events be bound by the provisions of Section 6.1;

(2) If NABI assigns its rights and obligations under this Agreement in compliance with the foregoing subparagraph (1), NABI shall promptly notify FRESENIUS of any such assignment. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

(3) No assignment shall relieve NABI of responsibility for the performance of any obligation which such party may have incurred hereunder prior to the assignment.

(4) No assignment by NABI pursuant to clause (i) of subparagraph (1) above shall relieve NABI of any responsibility for non-performance by its assignee Affiliate of any obligation assigned.

8.5	Binding Effect

This Agreement shall be finding upon and inure to the benefit of each of the parties and its successors and permitted assigns.

8.6	Entire Agreement

This Agreement, including the Schedules, which are incorporated herein by reference, the Escrow Agreement and all documents delivered in connection therewith, collectively set forth the entire understanding of the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understanding with respect thereto including the March 30 Agreement.

8.7	Compliance with Laws

In performing this Agreement, each party shall comply with all applicable treaties, laws and regulations and shall not be required to perform or omit to perform any act required or permitted under this Agreement if such performance or omission would violate the provisions of any such treaty, law or regulation. Without limiting the generality of its obligation to comply with applicable laws, NABI represents that it and its employees, directors, officers, and agents have at all times in connection with the Studies complied, and through the End Date will comply, in all material respects with respect to the Licensed Product with applicable laws and regulations regarding healthcare fraud and abuse, kickbacks and bribes, and integrity in research.

8.8	Notices

All notices hereunder shall be in writing and shall be: (a) delivered personally; (b) mailed by registered or certified mail, postage prepaid; (c) sent by overnight courier, or (d) sent by facsimile or express mail to the following addresses or the respective parties.

If to NABI:

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd. NW

Boca Raton, FL 33487

Facsimile Number: 561-989-5890

With a copy to:	NABI’s General Counsel
at the same address.

And a copy to:	NABI Biopharmaceuticals
12276 Wilkins Avenue
Rockville, MD 20852
Attention: President
Facsimile Number: 301-770-0093

If to FRESENIUS:

FRESENIUS BIOTECH GmbH

President

Borkenberg 14

Oberursel Germany

Facsimile Number: 49-6172-608-2680

With copy to:	FRESENIUS AG
Legal Department
D-61352 Bad Homburg
Germany
Facsimile Number: 49-6172-608-2251

With a copy to:	Aydin S. Caginalp, Esq.
Manatt, Phelps, Phillips, LLP
7 Times Square
New York, New York 10036
acaginalp@manatt.com

Notices shall be effective upon receipt.

8.9	Severability

If any provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid illegal or unenforceable, had never been contained herein.

8.10	Waiver of Modification of Agreement

No waiver of modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party in one of more instances be construed as constituting a continuing waiver or as a waiver in other instances.

8.11	Headings

The captions in this Agreements are inserted for convenience only and are not a part hereof.

8.12	Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

8.13	Further Assurances

NABI shall, from time to time, at the request of FRESENIUS, execute, acknowledge, and deliver to FRESENIUS such instruments of conveyance and transfer and execute and deliver such other documents, certifications, and further assurances as FRESENIUS may reasonably require in order to effectuate the intent of this Agreement or to better enable FRESENIUS to pay, perform or satisfy any of the Assigned Contracts. Each party shall bear its own costs and expenses in compliance with this Section 8.13.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized officer on the date below written.

NABI BIOPHARMACEUTICALS	FRESENIUS BIOTECH GmbH

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: